Exhibit 99.1

News Release

Contacts:	Select Energy Services
Chris George - VP, Investor Relations & Treasurer
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard / Lisa Elliott
713-529-6600
WTTR@dennardlascar.com

SELECT ENERGY SERVICES ANNOUNCES THE APPOINTMENT

OF GAYLE L. BURLESON TO ITS BOARD OF DIRECTORS

AND PROVIDES OPERATIONAL AND BUSINESS DEVELOPMENT UPDATES

Appointed oil & gas industry veteran Gayle L. Burleson to Select Energy Services’ Board of Directors

Commenced development of three new contracted produced water recycling facilities in the Permian Basin and expansion of previously announced produced water recycling facility in Midland Basin

Formed partnership with AquaNyx Midstream LLC to make strategic investments in produced water infrastructure assets in the Mid-Continent Basin

Invested additional capital to support Deep Imaging Technology’s acquisition of ESG Solutions, a provider of microseismic monitoring services across the energy, mining and geotechnical industries

HOUSTON, TX – June 16, 2021 – Select Energy Services, Inc. (NYSE: WTTR) (“Select” or “the Company”), a leading provider of sustainable full life cycle water and chemical solutions to the U.S. unconventional oil and gas industry, today announced that the Company’s Board of Directors, on the recommendation of the Nominating and Governance Committee, appointed Gayle L. Burleson to serve as a director of the Company for the current term commensurate with the existing members of the Board. Ms. Burleson will also serve on the Company’s Audit Committee and Compensation Committee.

Ms. Burleson has over 30 years of experience in the oil and gas industry, primarily with exploration and production companies, and currently serves as an Independent Director for Chisholm Energy Holdings, LLC. Prior to joining the board at Chisholm, Ms. Burleson held multiple leadership positions with Concho Resources across 15 years, where her latest role was Senior Vice President of Business Development and Land. Prior to joining Concho Resources, Ms. Burleson served in a number of engineering and operations positions of increasing responsibility at BTA Oil Producers, Mobil Oil Corporation, Parker & Parsley Petroleum Company, and Exxon Corporation. Ms. Burleson holds a B.S. in Chemical Engineering from Texas Tech University.

John Schmitz, President and CEO, stated, “We are pleased to welcome Gayle to Select’s Board of Directors and believe her leadership track record, engineering background, and extensive E&P operational experience – particularly in the Permian Basin – will provide a great complementary skill set to our Board. Her valuable insights and customer perspective will further strengthen our ability to advance our partnerships with our upstream customers and execute on our strategy as the market leader in sustainable full life-cycle water and chemical solutions.”

Operational and Business Development Updates

Select also provided a number of operational and business development updates, including the commencement of three new produced water recycling facility projects in the Permian Basin, the expansion of an existing produced water recycling facility in the Midland Basin, the formation of a strategic partnership with AquaNyx Midstream LLC (“AquaNyx Midstream”), an Oklahoma-based water infrastructure company, the acquisition of existing infrastructure assets from a customer, as well as a progression in our investment in Deep Imaging Technologies Inc. (“Deep Imaging”) in support of its acquisition of ESG Solutions, a microseismic data monitoring and analysis company that services the energy, mining and geotechnical industries.

Mr. Schmitz added, “We are excited about the continued success we are seeing in our sustainability initiatives around water recycling. To that end, we are pleased to announce that we have commenced construction on three new fixed infrastructure produced water recycling facilities in the Permian Basin with three different customers. Additionally, we have begun the process of expanding an existing recycling facility in response to the increasing demand associated with our successful commercialization efforts with adjacent operators. These facilities streamline our customers’ water logistics, reduce their costs, improve their results and help them achieve their sustainability targets by reducing their environmental impact through decreased fresh water usage and decreased waste disposal.

“We also believe there is considerable opportunity to develop similar infrastructure opportunities in other basins and are excited to partner in the formation of AquaNyx Midstream in the MidContinent Basin. We see tremendous opportunity to commercialize underutilized legacy water infrastructure assets in the region through consolidation and enhanced connectivity and look forward to developing new, sustainable solutions using existing infrastructure.

“Finally, we are glad to continue to support our partners at Deep Imaging and their recent acquisition of ESG Solutions. We believe their combination provides not only accretive financial benefits, but more importantly, provides a strategic avenue for Deep Imaging to create a truly unique and unmatched 3-D downhole imaging platform that will further enhance our ability to visualize the downhole performance of our water and chemical solutions,” concluded Schmitz.

Permian Basin Produced Water Recycling Facilities

Select was recently awarded contracts underwriting the construction of three new produced water recycling facilities serving key customers in the Permian Basin, with two located in the Midland Basin and one located in the Delaware Basin. Once completed, these state-of-the-art facilities will allow Select to leverage its expertise in frac chemistry and fluid optimization and provide customers with sustainable recycling solutions that deliver a consistent water quality standard for use in completion activities, thereby decreasing both fresh water usage and waste disposal. In support of this growing Permian water infrastructure network, the Company has also acquired infrastructure from an existing customer providing one million barrels of storage capacity and is in the process of upgrading its previously announced Midland Basin produced water recycling facility to meet additional commercial demand from customers adjacent to the facility.

Select has commenced construction on the two new Midland Basin fixed infrastructure produced water recycling facilities during the second quarter of 2021. Both projects are supported by long-term contracts with private operators in the Midland Basin for the purchase and delivery of recycled produced water. Each facility will support the recycling of up to 40,000 barrels of water per day while providing approximately 1.4 million barrels of adjacent recycled water storage capacity. The Company expects these facilities to be fully operational by the end of the third quarter of 2021.

The third facility, currently in development, will be a centralized produced water recycling facility for a major integrated operator in the Delaware Basin. This facility is designed to recycle up to 30,000 barrels of produced water per day and will be supported by one million barrels of adjacent recycled water storage capacity. Select expects to commence construction by the end of the second quarter and be fully operational by the end of the third quarter of 2021.

Additionally, the Company is in the process of expanding its previously announced Midland Basin produced water recycling facility serving Martin and Midland Counties, Texas and will soon begin installing bi-directional pipeline infrastructure to connect the facility to nearby operators to meet increasing demand from its anchor customer as well as from nearby third party operators. Once completed, these upgrades will increase the throughput capacity of the facility by 30% to 65,000 barrels of produced water per day and increase the nearby recycled water storage capacity by 40% to 2.8 million barrels. The new pipeline will be capable of transporting approximately 58,000 barrels of water per day to and from the facility. Select expects these upgrades to be complete and operational by the end of the third quarter of 2021, and to be substantially accretive given the existing infrastructure already in place.

These projects supplement Select’s sizable existing footprint of water storage, distribution and recycling infrastructure in the Permian Basin. In aggregate, the Company expects to spend approximately $9.5 million to construct the three new recycling facilities, to purchase the existing storage infrastructure, and to upgrade the existing produced water treatment facilities in the Midland Basin. Once completed, these projects will bring Select’s total centralized produced water recycling capacity in the Permian Basin to approximately 375,000 barrels of water per day, which is supplemented by the Company’s mobile recycling technologies and capabilities that are currently supporting nearly 150,000 barrels per day of active produced water recycling projects. The combined investments are contemplated within the previous guidance for $10-20 million of growth capex on a risked basis for 2021, but the speed at which they were successfully commercialized will likely result in a growth capex figure in 2021 toward the higher end of that range.

Strategic Partnership with Mid-Continent Water Infrastructure Company

During the second quarter of 2021, Select made a $2 million equity commitment to AquaNyx Midstream, a newly formed Oklahoma-based company focused on making strategic investments in water infrastructure assets in the Oklahoma region of the Mid-Continent Basin. AquaNyx Midstream’s business strategy is to acquire, connect via pipeline, and commercialize existing underutilized water infrastructure assets to support future oil and gas activity. Additionally, Select views the strategic partnership with AquaNyx Midstream as an opportunity to source produced water for reuse and further develop full life-cycle water and chemical solutions in this region.

Increased Investment in Deep Imaging in Support of Strategic Acquisition of ESG Solutions

During the second quarter of 2021, Select invested an additional $1 million in Deep Imaging, a leading provider of downhole frac fluid tracking and imaging technology to support its acquisition of ESG Solutions, a leading microseismic instrumentation, data acquisition, analysis and interpretation services company supporting the energy, mining and geotechnical industries. A combination of ESG Solution’s microseismic-based service offerings with Deep Imaging’s suite of frac fluid tracking technologies will provide customers with an even deeper understanding of their projects through a complete integrated set of analytics and visualizations as well as an unprecedented level of contiguous data, capable of delivering real-time three-dimensional subsurface modeling for customers.

About Select Energy Services, Inc.

Select Energy Services, Inc. (“Select”) is a leading provider of comprehensive water management and chemical solutions to the unconventional oil and gas industry in the United States. Select provides for the sourcing and transfer of water, both by permanent pipeline and temporary hose, prior to its use in the drilling and completion activities associated with hydraulic fracturing, as well as complementary water-related services that support oil and gas well completion and production activities, including containment, monitoring, treatment and recycling, flowback, hauling, gathering and disposal. Select, under its Rockwater Energy Solutions brand, develops and manufactures a full suite of specialty chemicals used in the well completion process and production chemicals used to enhance performance over the producing life of a well. Select currently provides services to exploration and production companies and oilfield service companies operating in all the major shale and producing basins in the United States. For more information, please visit Select’s website, http://www.selectenergy.com.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as “believe,” “expect,” “will,” “estimate” and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, related economic repercussions and the resulting severe disruption in the oil and gas industry and negative impact on demand for oil and gas, which is negatively impacting our business; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, including significant recent reductions and potential additional reductions in capital expenditures by oil and gas producers in response to commodity prices and dramatically reduced demand; trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2020, our subsequently filed Quarterly Reports on Form 10-Q and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.